UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 9, 2017

NOBILIS HEALTH CORP.
(Exact name of registrant as specified in its charter)

British Columbia	001-37349	98-1188172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11700 Katy Freeway, Suite 300, Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 355-8614
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On January 6, 2017, Nobilis Health Corp. ("Nobilis" or the "Company") entered into a definitive agreement (the "Purchase Agreement") to acquire Hamilton Vein Center (“HVC”), a provider of clinical and surgical procedures for vascular disease. The Company will acquire HVC for approximately $13.25 million, comprised of $8.25 million in cash and $5 million in the form of a convertible note (the "Acquisition").
Upon the closing of the Acquisition (the “Closing”), Northstar Healthcare Acquisitions, L.L.C. ("NHA"), a wholly owned subsidiary of Nobilis (“Buyer”), will receive substantially all of the operating assets of Hamilton Physician Services, LLC and Carlos R. Hamilton, III, M.D., P.A. (collectively "Sellers"), consisting of inventory, fixed assets, certain intellectual property and liabilities in exchange for an aggregate purchase price of approximately $13.25 million consisting of $7.75 million in cash delivered at Closing, and $5 million in the form of a convertible promissory note between Buyer and Nobilis in favor of Carlos R. Hamilton III, M.D. The note is convertible to cash or stock at the Company’s election, and is payable in two equal installments over a two-year period. In addition, a portion of the cash purchase price in the amount of $0.5 million will be held back pursuant to Article VI of the Purchase Agreement and will be subject to the indemnification provisions set forth in the Purchase Agreement. On the twelve month anniversary of the Closing, fifty percent (50%) of the amount held back, less any amounts paid as, or claimed as, indemnification, will be paid to the Sellers. The remaining amounts held back, less any amounts paid as, or claimed as, indemnification, will be paid to the Sellers on the twenty-four month anniversary of the Closing.

Pursuant to the Purchase Agreement, in addition to receiving substantially all of the operating assets of the Sellers, Nobilis and NHA (or one or more assignees thereof) will assume liabilities related to the Sellers’ capital leases, the Sellers’ non delinquent accounts payable, the Sellers' non-debt liabilities arising post-Closing, and all taxes related to the purchased assets from and after the date of signing the Purchase Agreement. However, certain assets and liabilities will remain with the Sellers as described in more detail in the Purchase Agreement. In addition, Nobilis and NHA (or one or more assignees thereof) will make offers of employment to substantially all of the Sellers’ employees. The Acquisition is subject to customary closing conditions.
The Acquisition adds four locations in the Houston area, one location in San Antonio and one location in Austin. San Antonio and Austin are new markets for Nobilis. HVC has approximately 19,000 in-network patient encounters per year.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
10.1 Asset Purchase Agreement by and between Northstar Healthcare Acquisitions, L.L.C., Nobilis Health Corp., Hamilton Physician Services, LLC and Carlos R. Hamilton III, M.D., P.A. dated January 6, 2017